Free Writing Prospectus to Amendment No. 1 dated March 25, 2024 relating to

Preliminary Pricing Supplement No. 1,508

Registration Statement Nos. 333-275587; 333-275587-01

Dated March 20, 2024; Filed pursuant to Rule 433

Morgan Stanley

5-Year PLUS Based on the Value of an Equally Weighted Basket Consisting of Two Indices

This document provides a summary of the terms of the PLUS. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, index supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuing entity:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Basket:

Basket component

Basket component weighting

S&P 500® Equal Weight Index (SPW)

50%

Russell 1000® Index (RIY)

50%

We refer to each of the SPW Index and the RIY Index as an underlying index and, together, as the basket components.

Leverage factor:	At least 130%
Pricing date:	March 27, 2024
Valuation date:	March 27, 2029
Maturity date:	April 2, 2029
CUSIP:	61776LGL5
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/895421/000183988224008829/ms1508_424b2-05431.htm

1All payments are subject to our credit risk

Hypothetical Payout at Maturity1

The Basket
The PLUS
PLUS Zone
$1,000 Stated
Principal Amount
Payment at Maturity on the PLUS
$1,500
$1,400
$1,300
$1,200
$1,100
$1,000
$900
$800
$700
$600
$500
$400
$300
$200
$100
$0
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
Basket Percent Change

Change in Underlying Shares	Return on Securities
+50.00%	+65.00%*
+40.00%	+52.00%*
+30.00%	+39.00%*
+20.00%	+26.00%*
+10.00%	+13.00%*
+5.00%	+6.50%*
0.00%	0.00%
-10.00%	-10.00%
-20.00%	-20.00%
-30.00%	-30.00%
-40.00%	-40.00%
-50.00%	-50.00%
-60.00%	-60.00%
-80.00%	-80.00%
-100.00%	-100.00%
*Assumes a leverage factor of 130%

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Basket Components

For more information about the basket components, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the PLUS

●The PLUS do not pay interest or guarantee return of any principal.

●The market price will be influenced by many unpredictable factors.

●The PLUS are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the PLUS.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The amount payable on the PLUS is not linked to the value of the basket at any time other than the valuation date.

●Investing in the PLUS is not equivalent to investing in the basket components.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the PLUS in the original issue price reduce the economic terms of the PLUS, cause the estimated value of the PLUS to be less than the original issue price and will adversely affect secondary market prices.

●The estimated value of the PLUS is $956.50 per PLUS, or within $55.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The PLUS will not be listed on any securities exchange and secondary trading may be limited.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the PLUS.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the PLUS.

●The U.S. federal income tax consequences of an investment in the PLUS are uncertain.

Risks Relating to the Basket Components

●Changes in the values of the basket components may offset each other.

●Adjustments to the basket components could adversely affect the value of the PLUS.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the PLUS–Tax considerations” concerning the U.S. federal income tax consequences of an investment in the PLUS, and you should consult your tax adviser.